Exhibit 23.1

The accompanying consolidated financial statements give effect to a 4-for-5 reverse stock split of the common stock of Vitacost.com, Inc. which will take place immediately prior to the effectiveness of the registration statement. The following consent is in the form which will be furnished by McGladrey & Pullen, LLP, an independent registered public accounting firm, upon completion of the 4-for-5 reverse stock split of the common stock of Vitacost.com, Inc. described in Note 13 to the consolidated financial statements and assuming that from March 20, 2009 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ MCGLADREY & PULLEN, LLP

Ft. Lauderdale, FL

August 24, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Vitacost.com, Inc. of our report dated March 20, 2009 (August     , 2009, as to Note 13), relating to our audit of the consolidated financial statements appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in this Prospectus.

Ft. Lauderdale, Florida

                         , 2009